UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2006

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas	66211
(Address of principal executive offices)	(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 25, 2006, YRC Worldwide Inc. (the “Company”) entered into an Employment Agreement and an Executive Severance Agreement with William D. Zollars, the Company’s Chairman of the Board, President and Chief Executive Officer. The Company’s press release announcing the signing of the Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Employment Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference, includes, among others, the following terms:

•	A term beginning effective January 1, 2006, and ending on December 31, 2010; provided, that the term will be automatically extended for additional one-year periods unless the Company or Mr. Zollars provides specified prior notice.

•	A base salary that is reviewed annually, with the initial base salary being set at $1,000,000 per year, which is an increase of $25,000 from Mr. Zollars’ prior salary.

•	An annual bonus with a target level of 125% (which is an increase from his prior target of 100%) of Mr. Zollars’ base salary, with the actual bonus levels being contingent upon the Company achieving predetermined financial results and the approval of the Company’s Board of Directors.

•	Long-term incentive or equity-based compensation awards at a target level of 300% (which is an increase from his prior target of 275%) of base salary, with actual payments being contingent upon the Company achieving certain predetermined financial results and the approval of the Company’s Board of Directors.

•	A restricted share grant on January 26, 2006 of $1.5 million in restricted shares of the Company’s common stock pursuant to the Company’s 2004 Long-Term Incentive and Equity Award Plan (with the actual number of shares being based on the average per share closing price as reported by the NASDAQ Stock Market for the 30 days preceding the date of grant). Vesting of the shares and removal of the restrictions will be contingent upon the Company having positive net income for the five year period ending December 31, 2010 and Mr. Zollars having not terminated his employment without “good reason” on or before December 31, 2010.

•	An additional grant between January 1, 2009 and March 31, 2009 of up to $1.5 million in shares of the Company’s common stock, with the number of shares granted being determined by comparing the Company’s annual return on committed capital (“ROCC”) against the average annual ROCC of the companies in the S&P Mid Cap Index and the Company’s annual growth in net operating profit after taxes (“NOPAT”) against the average annual growth in NOPAT of the companies in the S&P Mid Cap Index, in each case for the calendar years 2006, 2007 and 2008. Mr. Zollars will forfeit the right to receive this grant if he has terminated his employment without “good reason” on or before December 31, 2008.

•	Under Mr. Zollars’ prior agreement he was provided a supplemental retirement benefit. Under the new employment agreement, he will be entitled to the same benefit, but has been modified to be payable as lump sum rather than in installments during retirement. This supplemental retirement benefit provides Mr. Zollars with a lump sum payment equal to the difference between the net present values of the benefits that he would have received under the Company’s pension plan if the benefit would have commenced as of his normal retirement date (as defined under the pension plan) and would have been paid in a single life annuity over the longer of his life or his spouse’s life, using his actual years of service plus 16 years and his compensation if it were not limited by the Internal Revenue Code of 1986, as amended. Mr. Zollars was vested in the supplemental retirement benefit under his prior agreement; therefore, Mr. Zollars will remain vested under the new employment agreement.

•	Payments in the event of Mr. Zollars’ termination “without cause” or resignation for “good reason” or following a “change of control” (as those terms are defined in the agreement, with “change of control” having the same definition as that in the Executive Severance Agreement described below), in the amount of twice (except in the case of a termination of Mr. Zollars’ employment after or in connection with a change of control, in which case the amount shall be three times) Mr. Zollars’ annual rate of compensation, including target bonus, at the time of termination or resignation, plus target bonus for the year of termination, and immediate vesting in all outstanding stock options and any incentive and benefit plans applicable at the time of termination or resignation.

The Executive Severance Agreement is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference. The Executive Severance Agreement, which replaces and supercedes Mr. Zollars’ prior Executive Severance Agreement, covers situations where there is a change of control of the Company. However, Mr. Zollars may not receive payments for termination upon a change of control under both the Employment Agreement and the and Executive Severance Agreement, but must choose which under which agreement he prefers to receive payments. The Executive Severance Agreement includes, among others, the following terms:

•	Payments if, after or in connection with a “change of control” transaction, (i) Mr. Zollars’ employment is terminated for any reason other than death, permanent disability, retirement at or after his normal retirement age or “cause” either within the two-year period after the change of control or within the period between the initiation and culmination of the change of control transaction, or (ii) Mr. Zollars resigns within two years after a change of control due to an adverse change in title, authority or duties, a transfer to a new location, a substantial increase in the amount of travel required, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with the Company’s practice prior to the change of control.

•	If one of the foregoing events occurs, Mr. Zollars shall be entitled to (i) his normal compensation and benefits through the date of termination, (ii) a lump sum cash amount equal to two times his current base salary and target bonus in effect for the year of termination, and (iii) benefits substantially similar to the benefits he would have received had he remained employed (including welfare plan benefits, disability benefits, and perquisite plans and programs, but not contributions to defined contribution or defined benefit plans). If Mr. Zollars is within 10 years of his normal retirement age (65), then he would be paid three times his current base salary and target bonus in effect for the year of termination.

•	The above-described payments are also subject to a gross-up provision in the event that it is determined that the benefits provided by the severance agreements are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

•	In the event of a change of control, all options to acquire Company shares, all shares of restricted Company stock, all performance or share units and any other equity or phantom equity grants and awards would become immediately vested, exercisable and non-forfeitable and all conditions of any grant or award would be deemed to be satisfied.

•	If participating in the Company’s 2004 Long-Term Incentive Plan, Mr. Zollars also would be entitled to receive, upon the change of control, (i) for any incomplete performance period, any cash or equity award provided under the plan, based on the assumption that the Company would meet the target performance for each period and (ii) for any completed performance period to the extent he has not received a grant for the period, any remaining portion of the grant based on comparative company data if sufficient data is available to complete the calculation or based upon the assumption that the Company would meet the target performance for the period if sufficient data is not available. Mr. Zollars will not be required to return any partial grant received under the 2004 Long-Term Incentive Plan if it is determined that the partial grant exceeded the grant for the target performance.

•	A termination is for “cause” if it is (i) the result of a conviction of a felony involving moral turpitude by a court of competent jurisdiction, which is no longer subject to direct appeal, (ii) conduct that is materially and demonstrably injurious to the Company, or (iii) the executive’s willful engagement in one or more acts of dishonesty resulting in material personal gain to the executive at the Company’s expense.

•	For the purpose of the Executive Severance Agreement, a “change of control” shall be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), purchases or otherwise acquires shares of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of YRC after the date of the Executive Severance Agreement and as a result thereof becomes the beneficial owner of shares of the Company having 35% or more of the total number of votes that may be cast for the election of directors of the Company; or (iii) as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the continuing directors shall cease to constitute a majority of the Board or any successor to the Company.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable

(b) Pro forma financial information.

Not applicable

(c) Exhibits.

10.1	Press release issued by YRC Worldwide Inc. on January 26, 2006.

10.2	Employment Agreement dated January 25, 2006 by and between YRC Worldwide Inc. and William D. Zollars.

10.3	Executive Severance Agreement dated January 25, 2006 by and between YRC Worldwide Inc. and William D. Zollars.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2006

YRC WORLDWIDE INC.

By:	/s/ Daniel J. Churay
Daniel J. Churay
Senior Vice President, General Counsel
and Secretary

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
10.1	Press release issued by YRC Worldwide Inc. on January 26, 2006.

10.2	Employment Agreement dated January 25, 2006 by and between YRC Worldwide Inc. and William D. Zollars.

10.3	Executive Severance Agreement dated January 25, 2006 by and between YRC Worldwide Inc. and William D. Zollars.

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